Exhibit 23.2

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Integral Technologies Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Integral Technologies Inc. (the "Company") as of June 30, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity and cash flows, for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

CRITICAL AUDIT MATTER	HOW THE MATTER WAS ADDRESSED IN THE AUDIT

Embedded Conversion Features

As discussed in Note 10 of the financial statements, the Company has numerous convertible debentures from prior years with conversion rates that are determined by the closing bid price based on a given number of trading dates preceding the conversion date. This and other factors require the embedded conversion feature to be bifurcated and the fair value of the feature to be remeasured at each reporting period. Calculations and accounting for convertible debentures and embedded conversion features require management’s judgements related to initial and subsequent recognition of the debt and related conversion features, use of a valuation model, and determination of the appropriate inputs used in the selected valuation model.

The embedded conversion features and resulting derivative liability is a highly complex area of accounting estimates with significant impact on the liabilities, additional paid in capital and statement of operations of the Company. Auditing these estimates required a high degree of subjectivity in applying audit procedures and in evaluating the results of those procedures. This resulted in an increased extent of audit effort.

Our audit procedures related to evaluating the Company’s accounting for convertible debentures with embedded conversion feature included the following, among others:

●     Inspected the convertible debenture agreements, identified the embedded conversion feature, confirmed the amount of outstanding debt, and recalculated the accrued interest.

●     Assessed the accounting treatment of the derivative liabilities.

●     Evaluated the appropriateness of the significant assumptions used in the estimation of the derivative liabilities.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2017

Vancouver, Canada

September 24, 2024

PCAOB Firm ID 1173